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                                                                    Exhibit 10.3

December 12, 2003

PRIVATE & CONFIDENTIAL

Mr. Doug McCollam
178 Main Road
Hudson, Quebec
JOP 1H0

Dear Doug,

We are excited by prospect of you joining our team and helping to lead Corel Corporation (the "Company") through the challenging and exciting times ahead of us. The company is pleased to offer you the position of Chief Financial Officer, effective January 19,2004 on the terms set out below.

1.   REMUNERATION

1.1  Your base salary will be CDN $250,000 per annum.

1.2 The Company is prepared to pay you a target bonus of 100% of the base salary in additional bonus payments based upon meeting financial targets. For fiscal year 2004, the financial target shall be based upon a 100% bonus payable upon the attainment of EBITDA of US $27M. There shall be no bonus payable in the event EBITDA is less the US $15M. At EBITDA of US $15M or higher the bonus shall be calculated in a linear manner with no maximum. Provided that this agreement is signed and returned on or before 5:00 p.m on Saturday December 13, 2003 and provided you commence your duties with the Company on or before Monday January 19, 2004, there shall be no pro rata reduction in the 2004 bonus by reason of your having commenced employment following the start of the 2004 Fiscal years. EBITDA target of .27M is before impact of bonus expense.

1.3 For fiscal yean following 2004, the Company shall set financial and other targets at its discretion. Notwithstanding, for fiscal year 2005 the financial targets set for you shall not be higher than the financial targets set for the CEO of the Company.

1.4  Your salary will be reviewed annually.

2.   EQUITY

1.1 The Company will grant you options/phantom options units covering 0.5% of the outstanding common stock of the company at a strike price of US $0.10 per option and based upon a valuation of the Company at the amount paid by Vector for the acquisition of the Company. The options will be subject to vesting and other terms as defined in the Company's Phantom Option Plan.

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2.   BENEFITS

2.1 You are entitled to participate in the Company's existing benefit plan. The Company's Group Insurance Benefits, including Life Insurance, Short Term and Long-Term Disability Benefits, and Extended Health and Dental Benefits will be made available to you and your eligible dependents upon commencement of employment. The Company reserves the right to amend, cost share, or, terminate these benefits from time to time. In the event that you purchase extended or enhanced benefits under any of the plans, the Company shall reimburse the premiums paid by you to a maximum amount of CDN $2,000 per annum.

2.2 You shall be entitled to four weeks annual vacation, in addition to statutory holidays, subject to the Company's policies regarding vacation carry-over and pay-out.

3.   TRANSITION EXPENSES

3.1  The Company will assist you in your transition to Ottawa as follows:

     a) reimburse you up to $700 per week for documented accommodation, meal and travel expenses until you obtain rental accommodations or until the expiration of 10 weeks, whichever is earlier;

     b) beginning once you obtain rental accommodations, reimburse you up to CDN $1,500 per month for documented rental accommodation expenses (i.e. rent and utilities) and mileage expense between Montreal and Ottawa.

     c) provide you with a one-time CDN $20,000 allowance to be disbursed as you deem appropriate to cover one time costs associated with your move to Ottawa and other first year expenses associated with your transition from your old employer to the Company.

4.   CONFIDENTIALITY OBLIGATIONS

4.1 You acknowledge that, that during the course of your employment with the Company, you will acquire confidential information, including information concerning the names and affairs of clients, information concerning products, trade secrets and information concerning the market for products sold by the Company and the marketing strategies of the Company, all of which you hereby acknowledge to be confidential and protectable property of the Company (collectively, the "Confidential Information").

4.2 You agree, during the term of your employment with the Company or thereafter, unless required by law that you will not disclose to any person or use any Confidential Information which you may have acquired in the course of or incidental to your employment with the Company.

5.   NON-SOLICITATION OBLIGATIONS

5.1 You agree that, during the period of employment with the Company and, in the event of the termination of your employment for any reason whatsoever, within one year of the date of such

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     termination either indirectly or directly, by any means, in any capacity, approach, solicit, or contact in the course of being engaged in a business competitive with the Company or attempt to direct away from the Company:

     (a) any client or potential client referred to you by the Company during the term of your employment with the Company and

     (b) any client or potential client made known by you by the Company in during the term of your employment, or in any manner assist any person in any of the foregoing activities.

5.2 You agree that, during the period of your employment by the Company and, in the event of the termination of your employment, for a period of one year to not directly of indirectly attempt or agree to recruit, train or solicit any person employed by the Company to provide services to yourself or any person who engages in a business similar to the business of the Company or in any manner assist any person in any of the foregoing activities.

6.   SEVERANCE PROVISIONS

6.1 (a) If the Company releases you for cause, or you cease your employment relationship with the Company as a result of a voluntary decision on your part, no severance or notice payments will be payable.

     (b) If your employment is terminated in any other circumstances, your will be entitled to receive the greater of:

          (i) such payments and benefits as are required by the minimum standards set out in the applicable employment standards legislation; or

          (ii) one month notice or at the Company option payment of one month of base salary, for each completed year of service or part thereof, not to exceed 3 months;

     which, in either case, you acknowledge and agree is in satisfaction of and substitution for any and all statutory and common law rights, including without limitation, any right to reasonable notice of termination.

     (c) In the event you decide to voluntarily leave the employ of the Company you will provide the Company with 45 days written notice prior of such voluntary termination.

7.   TRANSITION

7.1 Commencing January 19, 2004 you will be responsible for the finance, legal, facilities and the application side of the MIS group with the Company. Thereafter, the remaining G&A functions of the Company shall be transitioned to your responsibility at such time and in such manner as deemed appropriate by the Company. Notwithstanding, it is acknowledged that it is the Company's intention (but not its commitment) that all G & A responsibilities shall be transitioned to you by the end of Q3 of fiscal year 2004.

8.   GENERAL

8.1 If any provision or any severable part of any provision of this Agreement is determined to be void or unenforceable, it will not be deemed to affect or impair the validity of any other provision or part of any provision in this Agreement and each such provision and part thereof is

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     deemed to be separate and distinct and, to the fullest extent permitted by law, such void or unenforceable provision or part of the provision will be severed, and will be deemed to be of no further force and effect.

8.2 This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, applicable therein.

8.3 You acknowledge and agree that this Agreement and all attachments contain the entire agreement between you and the Company concerning the subject matter hereof and supercedes all prior representations, agreements, negotiations, discussions and undertakings, written or oral, between you and the Company. This Agreement may only be amended, modified or supplemented by written agreement signed by both you and the President on behalf of the Company.

It is indeed a pleasure to extend this offer on behalf of Corel Corporation. We wish you every success in your new position. Please indicate your acceptance of this offer by signing a copy of this letter and returning to me by 5:00 p.m. on Saturday December 13,2003, otherwise, this offer letter shall expire at 5:00 p.m. on Saturday, December 13, 2003.

Yours truly,


/s/ AMISH MEHTA
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AMISH MEHTA
INTERIM CEO
COREL CORPORATION

I accept the terms of employment as stated above.


/s/ Doug McCollam
-------------------------------------   DEC 13, 2003
Doug McCollam                           Date